Exhibit 23
Consent of Independent Registered Public Accounting Firm
Retirement Committee
Motorola, Inc. 401(k) Plan:
We consent to incorporation by reference in the Registration Statement No. 33-58714 on Form S-8 of Motorola, Inc. of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of the Motorola, Inc. 401(k) Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years ended December 31, 2006 and 2005, and related supplemental schedule, which report appears in the December 31, 2006, annual report on Form 11-K of the Motorola, Inc. 401(k) Plan.
/s/ KPMG LLP

Tempe, Arizona
June 28, 2007

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